For Immediate Release
Contact:
Donavon A. Heimes	Jerry Daly, Carol McCune
Supertel Hospitality	Daly Gray
Chief financial officer	(Media Contact)
402.371.2520	703.435.6293
Dheimes@supertelinc.com	jerry@dalygray.com

Supertel Hospitality Reports 2008 First Quarter,

Substantial Increases in Revenues, FFO, EBITDA and POI

Fixes Rate on $64.6 Million of Floating Rate Debt at 5.9 Percent

NORFOLK, Neb., May 5, 2008 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 125 hotels in 24 states, today announced its results for the first quarter ended March 31, 2008. In addition, the company announced that it had converted $64.6 million of variable rate debt to an average fixed rate of 5.9 percent for the remaining term of 8.8 years. The average amortization on this debt is 18.7 years.

First quarter 2008 revenues rose 44.6 percent to $28 million, compared to the like period in 2007. Reflecting a seasonal occupancy pattern, the company had a net loss available to common shareholders in the 2008 first quarter of $(1.1) million, or $(0.05) per fully diluted share, compared to a loss of $(0.7) million, or $(0.03) per diluted share, in the prior year same quarter.

Funds from operations (FFO) improved 31.4 percent to $2.5 million. FFO per share increased 20 percent to $0.12 per diluted share, compared to year ago of $0.10 per diluted share.

Supertel Hospitality, Inc.

Earnings before interest, taxes, depreciation and amortization (EBITDA) advanced 49.0 percent to $5.6 million.

First Quarter Highlights

•	Acquired 10 hotels for approximately $22.0 million.
•	Attained 6.0 percent increase in revenue per available room (RevPAR) for the company’s same store extended stay hotels.

•	Achieved 0.9 percent increase in same store RevPAR, led by 4.9 percent RevPAR increase in the company’s same store economy hotels.

•	Made progress in labor scheduling and other cost containment initiatives, partially offset by higher energy costs and weather-related issues.

“On balance, we had a good first quarter,” said Paul J. Schulte, Supertel’s chairman, president and CEO. “In our 88 same store hotel portfolio, we had strong RevPAR growth in our extended stay and economy segment hotels, up 6.0 percent and 4.9 percent, respectively, which was offset somewhat by a 4.2 percent decline in the midscale without food and beverage segment. The same store total portfolio occupancy was up 3.4 percent, while average room rate was off 2.3 percent.

“We faced three challenges during the first quarter. The first was weather-related, which impacted many of our Midwest properties, especially our recently acquired Kentucky hotels, where storm activity was unusually high.

“Our second challenge was the timing of Easter and the fact that there were five full weekends in March this year,” he noted. “Corporate travelers typically do not travel during Easter week, which is only minimally offset by leisure guests visiting family for the holiday.

Supertel Hospitality, Inc.

The extra weekend, typically the slowest part of the week for our portfolio, also impacted our properties. Fortunately both of these challenges are seasonal, which should not impact us in the second quarter.”

Schulte noted that the company’s Southeastern hotels are being impacted somewhat by the slowdown in the economy, especially the housing industry. “Our properties are attractive values to workers in the construction trade, which has slowed in recent months, especially in Florida and Georgia, where we have 22 hotels. Our operators are expanding their marketing efforts in those regions to offset the slowdown from that guest segment.”

“We saw good progress in cost control in a number of areas,” he added. “However, rising energy costs, which impact many hotel areas, continue to increase rapidly.”

Schulte noted that the company continued to monitor closely, the balance between rate and occupancy. “Our same store extended-stay occupancy, which we believe is now beginning to see the benefit from the oversight of a dedicated extended-stay director specialist, was up 12.5 percent, which was partially offset by a 5.8 percent decrease in room rate. Our operators have an aggressive rate management program in place and are constantly responding to market conditions to optimize rate and occupancy, with positive success in the first quarter.”

The company’s 52 same store economy properties enjoyed a 4.2 percent increase in occupancy and a 0.6 percent improvement in room rate. “Economy properties account for approximately 60 percent of our portfolio,” Schulte said. “The strong 4.9 percent same store RevPAR growth was particularly gratifying when compared to the overall industry segment’s 1.4 percent decline, according to Smith Travel Research.

Supertel Hospitality, Inc.

“Our 29 same store midscale without food and beverage properties had a more difficult first quarter, with RevPAR down by 4.2 percent due to several factors, including severe weather in the East North Central region, overall softening of occupancy in the East Coast markets, and new competition in several Mid-Atlantic and South Atlantic markets. Our operators are actively pursuing additional customer segments, especially government and private contract sectors, as replacement business.”

Schulte added, “Our past experience with new competition, especially in larger markets, is that the new property impact gradually diminishes as new rooms are absorbed and normal pricing replaces special pre-opening rates at the new hotel. During this period, we market more aggressively and keep our properties well maintained to recapture our fair share of business as quickly as possible.”

Hotel and property operations expenses for the 2008 first quarter rose 45.9 percent to $21.4 million, primarily due to acquisitions. Interest expense increased $1.6 million, primarily as a result of debt incurred for recent hotel acquisitions. First quarter 2008 depreciation and amortization expense rose $1.0 million over the same period a year earlier, also primarily related to hotel acquisitions.

Property operating income (POI), defined as revenue from room rentals and other hotel services less hotel and property operations expenses, improved 40.3 percent to $6.6 million, led largely by new hotel acquisitions. The company believes property operating income (POI) is a useful measure of its hotels’ operating efficiencies.

Supertel Hospitality, Inc.

General and administrative expense for the 2008 first quarter was essentially flat at $1.0 million, compared to the like period a year earlier.

Acquisitions

The company acquired 10 hotels with 736 rooms for approximately $22.0 million in January 2008. The properties include two Days Inns in Sioux Falls, South Dakota; a Super 8 in Green Bay, Wisconsin; and seven hotels in Kentucky, consisting of two Comfort Inns, a Comfort Suites, two Days Inns, a Sleep Inn and a Quality Inn.

Schulte said the company continues to carefully monitor the hotel acquisition market. “We see about the same level of deal flow but are beginning to see cap rates improve slightly, which we believe will continue, especially if the lending environment remains difficult. We believe this will create some attractive opportunities, but we will be prudent in our acquisitions.”

Balance Sheet

Effective May 1, 2008 the company consummated the conversion of $64.6 million of variable rate debt to an average fixed-rate of 5.9 percent. “This will give us significant rate stability for the next seven to eight years,” said Donavon A. Heimes, chief financial officer. “About 68 percent of our $221.2 million debt is now fixed, at favorable long-term rates.

Dividends

Supertel paid a first quarter dividend of $0.12¾ per share on April 30, 2008 to common shareholders of record on March 31, 2008. The payment is a 13.3 percent increase from the $0.11¼ dividend paid for the same period a year earlier. “The board will continue to evaluate its dividend payout on a quarterly basis,” Schulte said.

Supertel Hospitality, Inc.

About Supertel Hospitality, Inc.

As of May 5, 2008, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 125 hotels comprised of 10,886 rooms in 24 states. The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Savannah Suites and Masters Inn. This diversity enables the company to participate in the best practices of each of these respected hospitality partners. The company specializes in limited-service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the company’s filings with the Securities and Exchange Commission.

Supertel Hospitality, Inc.

SELECTED FINANCIAL DATA:

The following table sets forth the company’s balance sheet as of March 31, 2008 and December 31, 2007. The company owned 125 hotels at March 31, 2008 and owned 115 hotels at December 31, 2007, (in thousands, except share data).

	As of
	March 31, 2008	December 31, 2007

	(unaudited)

ASSETS
Investments in hotel properties	$ 401,789	$ 376,240
Less accumulated depreciation	78,823	75,295
	322,966	300,945

Cash and cash equivalents	1,845	1,166
Accounts receivable	2,466	2,242
Prepaid expenses and other assets	4,334	4,725
Deferred financing costs, net	1,921	1,947

	$ 333,532	$ 311,025

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$ 14,519	$ 12,401
Long-term debt	221,173	196,840
	235,692	209,241

Minority interest in consolidated partnerships, redemption value $8,481 and $9,544
	9,953	10,178

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 40,000,000 shares authorized; 924,489 and 932,026 shares outstanding, liquidation preference of $9,245 and $9,320

	9	9
Common stock, $.01 par value, 100,000,000 shares authorized; 20,709,466 and 20,696,126 shares outstanding.
	207	207

Additional paid-in capital	112,792	112,792
Distributions in excess of retained earnings	(25,121)	(21,402)
	87,887	91,606

COMMITMENTS AND CONTINGENCIES
	$ 333,532	$ 311,025

Supertel Hospitality, Inc.

The following table sets forth the Company’s unaudited results of operations for the three months ended March 31, 2008 and 2007, respectively, (in thousands, except per share data).

	Three Months Ended March 31, Unaudited

	2008	2007
REVENUES
Room rentals and other hotel services	$ 27,975	$19,348

EXPENSES
Hotel and property operations	21,418	14,676
Depreciation and amortization	3,579	2,584
General and administrative	955	924
	25,952	18,184

EARNINGS BEFORE NET GAIN ON DISPOSITIONS OF ASSETS, OTHER INCOME, INTEREST EXPENSE, MINORITY INTEREST AND INCOME TAXES

	2,023	1,164

Net gain on dispositions of assets	2	-
Other income	31	35
Interest expense	(3,660)	(2,099)
Minority interest	13	(43)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
	(1,591)	(943)

Income tax benefit	698	550

NET LOSS	(893)	(393)

Preferred stock dividend	(186)	(290)

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS
	$(1,079)	$ (683)

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS
EPS Basic	$ (0.05)	$ (0.03)
EPS Diluted	$ (0.05)	$ (0.03)

Supertel Hospitality, Inc.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited – In thousands, except per share data:

	Three months ended March 31,

	2008	2007
Weighted average shares outstanding for:
calculation of earnings per share - basic	20,701	19,646
calculation of earnings per share - diluted	20,701	19,646

Weighted average shares outstanding for:
calculation of FFO per share - basic	20,701	19,646
calculation of FFO per share - diluted	22,347	19,664

Reconciliation of weighted average number of shares for EPS diluted to FFO per share diluted:

EPS diluted shares	20,701	19,646
Common stock issuable upon exercise or conversion of:
Options	1	18
Series A Preferred Stock	1,645	-
FFO per share diluted shares	22,347	19,664

Reconciliation of net loss to FFO
Net loss available to common shareholders	$ (1,079)	$ (683)
Depreciation and amortization	3,579	2,584
Net gain on disposition of assets	(2)	-
FFO available to common shareholders	$ 2,498	$ 1,901

FFO per share - basic	$ 0.12	$ 0.10
FFO per share - diluted	$ 0.12	$ 0.10

FFO is a non-GAAP financial measure. We consider FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings (loss), for an understanding of our operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. We believe our method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO for similar REITs.

Supertel Hospitality, Inc.

We use FFO as a performance measure to facilitate a periodic evaluation of our operating results relative to those of our peers, who, like us, are typically members of NAREIT. We consider FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance.

Unaudited-in thousands
	Three months ended
	2008	2007
RECONCILIATION OF NET LOSS TO EBITDA
Net loss available to common shareholders	$ (1,079)	$ (683)
Interest	3,660	2,099
Income tax benefit	(698)	(550)
Depreciation and amortization	3,579	2,584
Minority interest	(13)	43
Preferred stock dividend	186	290
EBITDA (1)	$ 5,635	$ 3,783

EBITDA is a non-GAAP financial measure. With respect to EBITDA, we believe that excluding the effect of non-operating expenses and non-cash charges, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrues directly to common shareholders.

EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. EBITDA is not a measure of our liquidity, nor is EBITDA indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither measurement reflects cash expenditures for long-term assets and other items that have been and will be incurred. EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance.

Supertel Hospitality, Inc.

The following table sets forth the operations of the Company’s hotel properties for the three months ended March 31, 2008 and 2007, respectively. The Company owned 125 hotels at March 31, 2008. This presentation includes non-GAAP financial measures. The Company believes that the presentation of hotel property operating results (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results.

Unaudited-In thousands, except statistical data:	Three months ended March 31,

	2008	2007
Same Store:
Revenue per available room (RevPAR):
Midscale w/o F&B	$ 38.99	$ 40.69
Economy	$ 26.26	$ 25.03
Extended Stay	$ 17.53	$ 16.53
Total	$ 28.95	$ 28.70

Average daily room rate (ADR):
Midscale w/o F&B	$ 69.36	$ 70.07
Economy	$ 47.57	$ 47.27
Extended Stay	$ 25.00	$ 26.55
Total	$ 49.96	$ 51.15

Occupancy percentage:
Midscale w/o F&B	56.2%	58.1%
Economy	55.2%	53.0%
Extended Stay	70.1%	62.3%
Total	58.0%	56.1%

Supertel Hospitality, Inc.

Unaudited-In thousands, except statistical data:
	Three months ended March 31,

	2008	2007
Total Hotels:
Revenue per available room (RevPAR):	$ 27.40	$ 28.83
Average daily room rate (ADR):	$ 47.95	$ 50.80
Occupancy percentage:	57.1%	56.7%

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$ 27,137	$ 18,736
Telephone revenue	99	111
Other hotel service revenues	739	501
Total revenue from room rentals and other hotel services	$ 27,975	$ 19,348

Room rentals and other hotel services
Same Store locations	$ 18,378	$ 18,064
Acquisitions	9,597	1,284
Total room rental and other hotel services	$ 27,975	$ 19,348

Hotel and property operations expense
Same Store locations	$ 14,039	$ 13,845
Acquisitions	7,379	831
Total hotel and property operations expense	$ 21,418	$ 14,676

Property Operating Income ("POI")
Same Store locations	$ 4,339	$ 4,219
Acquisitions	2,218	453
Total property operating income	$ 6,557	$ 4,672

POI as a percentage of revenue from room rentals and other hotel services

Same Store locations	23.6%	23.4%
Acquisitions	23.1%	35.3%
Total POI as a percentage of revenue	23.4%	24.1%

* Same Store reflects 88 hotels owned as of January 1, 2007 for YTD 2008 and 2007. Hotel acquisitions which were excluded from same store calculations for the three months ended March 31, 2008 and 2007 were 37 hotels acquired during 2007 and 2008. The excluded properties were not owned by the Company throughout each of the periods presented and therefore are excluded from the same store calculations.

Supertel Hospitality, Inc.

Unaudited-In thousands, except statistical data:
	Three months ended March 31,

	2008	2007
RECONCILIATION OF NET LOSS TO POI
Net loss	$ (893)	$ (393)
Depreciation and amortization	3,579	2,584
Net gain on disposition of assets	(2)	-
Other income	(31)	(35)
Interest expense	3,660	2,099
Minority interest	(13)	43
General and administrative expense	955	924
Income tax benefit	(698)	(550)
POI	$ 6,557	$ 4,672